Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED MORTGAGE LOAN REIT TRUST RECEIVES NYSE NOTICE

SAN DIEGO, Apr. 20 — Accredited Mortgage Loan REIT Trust (NYSE: AHH.PrA) (“REIT”), an indirect subsidiary of Accredited Home Lenders Holding Co., announced that it was notified by the regulatory arm of the New York Stock Exchange (“NYSE Regulation”) on April 18, 2007 that the NYSE Regulation staff will monitor the status of REIT’s annual report on Form 10-K and related public disclosures for a six-month period beginning April 17, 2007. The notice was generated as the result of REIT’s failure to file its annual report for the year ended December 31, 2006 with the Securities and Exchange Commission (“SEC”) on a timely basis. Shares of the REIT’s 9.75% Series A Perpetual Cumulative Preferred Shares (“Preferred Shares”) are traded on the NYSE. The NYSE action is being taken in accordance with Rule 802.01E of NYSE’s Listed Company Manual.

If REIT fails to file its annual report within six months from its filing due date of March 16, 2007, REIT intends to submit an official request to the NYSE to allow the Preferred Shares to trade for up to an additional six months, as prescribed by the NYSE Regulation’s notice to REIT. In the meantime, REIT is working with Squar, Milner, Patterson, Miranda and Williamson, LLP, its new independent public accountant, to complete the audit in order to file REIT’s annual report with the SEC as soon as possible.

About Accredited Mortgage Loan REIT Trust

Accredited Mortgage Loan REIT Trust, a subsidiary of Accredited Home Lenders Holding Co., is a Maryland real estate investment trust that was formed in May 2004 for the purpose of acquiring, holding and managing real estate assets.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the possible delisting of the Preferred Shares from the NYSE, REIT’s intention to possibly submit an official request to the NYSE for an extension of the delisting period and regarding the status of the REIT’s annual reports on Form 10-K. These forward-looking statements involve a number of risks and uncertainties, including the ability of REIT to successfully maintain the listing of the Preferred Shares on the NYSE, the ability of REIT to file its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”), and other risk factors as outlined in REIT’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the SEC. These and other factors could cause actual results to differ materially from those projected or contemplated in the forward-looking statements contained in this release.

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